Exhibit 99.1

New Oriental Energy & Chemical Reports Second Quarter Results

Company To Host Investor Conference Call On Wednesday,
November 19th at 8:00 am (EST)

NEW YORK, NY—November 14, 2008 -- New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC), a specialty chemical and emerging coal-based alternative fuel manufacturer (the “Company”) in The People's Republic of China (the “PRC”), said today that dramatic shifts in raw material and specialty chemical prices negatively impacted results in its second quarter ended September 30, 2008.

While the average price for Dimethyl Ether (DME), was somewhat higher during the quarter than in the same period last year-- an average price per ton of RMB 4,349-- the price moved below this during the quarter, at the same time that average coal prices in the quarter nearly doubled to RMB 1,385 per ton. This was coupled with higher methanol prices and reduced demand for DME given the economic uncertainties that developed and led to curtailed sales of the product in the quarter to only 6,435 tons. While the Company was able to sell some of its self-produced methanol in the period, combined sales company-wide of alternative fuel products reached only $4,359,395 or 31% of sales and produced negative gross margins, resulting in a loss in the quarter for this segment of $(615,639). In the comparable quarter last year, DME sales were $12,206,012, representing 67.01% of total sales. DME prices in last year’s second quarter averaged RMB 3,584 per ton, while coal costs in the period averaged RMB 721 per ton.

During the quarter, the Company was able to shift production and marketing efforts to increase fertilizer sales as demand for Urea and related products remained strong and international Urea prices were 50% higher. However, the Company was unable to offset a quality decline and dramatic increase in the price of coal, its key raw material. Thus, while fertilizer sales jumped to 69% of overall sales, compared with 33% in the same period last year, the decline in margins produced a loss of $(335,770) compared with a gain in last year’s second quarter of $253,717.

Consequently, the Company reported that combined revenues in the second quarter ended September 30, 2008 were $14,260,705, down 21.71% from $18,215,622 in the comparable period last year, while there was a net loss in the second quarter ended September 30, 2008 of $(590,446), compared with net income of $864,012 in the same period last year. The net loss per share in the second quarter ended September 30, 2008 was $(0.05), compared with net income per share in the comparable period last year of $0.07.

For the six months ended September 30, 2008, revenues were $30,107,977, compared with $32,902,228 in last year’s second quarter. The Company reported that net income in the first six months of the current fiscal year was $246,123 or $0.02 per share, compared with $1,886,370 or $0.15 per share in the first half of the comparable period last year.

CEO Perspective

Mr. Chen Si Qiang, the Company’s President and CEO, commented, “The global economic crisis was not something we and most others were able to predict and it impacted our results and predictions for the quarter.”

“Nevertheless,” Mr. Chen continued, “we were pleased with several aspects of our performance. In particular, demonstrating the flexibility we have achieved in our operations, we were able to rapidly shift our marketing and production focus to achieve sales gains, as reflected in a 154% increase in fertilizer sales to Guangdong Province, at prices roughly 61% higher for Urea than we experienced last year, and saw an approximate gain of 100% in DME sales in the Shandong Province. Furthermore, while we had previously been utilizing all the methanol we produced for the production of DME, during the second quarter we were able to sell some of the higher priced methanol production in the marketplace. Also, we saw benefits during the second quarter of more than $1 million in government grants achieved on the basis of our performance. We also increased our R&D funding again, where we continue to focus on cost reduction projects as well as new products and new uses for our existing product line-up. Not least of all, we continued to substantially grow and train our labor force, which increased costs in the quarter, but positions us to smoothly ramp up production when our new methanol plant is completed.”

“Most importantly,” he said, “we continued to progress at a good pace in construction of our new methanol capacity addition which will eliminate the need to purchase higher priced methanol from outside vendors and optimize our production of DME upon completion. In recent months, we have seen the failure of many smaller DME producers who rely on outside methanol purchases, which is narrowing the playing field. This also has been the case in fertilizer production, a very fragmented business, where many smaller companies are having great difficulty, even as prices have increased and the agricultural sector continues to require the product to achieve much needed growth in production.”

Outlook

The Company said that the current economic environment has made the ability to predict pricing on commodity costs and its products extremely difficult. As a consequence of this situation and the results in the second quarter, it is reducing its prior forecast of an estimated 20% increase in year over year sales, with an expectation that these results instead could be flat to down, with a corresponding outlook for full year profits.

The Company noted that while it anticipates a pickup in demand for DME—in good measure a consequence of the government’s recently announced $500 billion economic stimulus plan--a primary issue over the remainder of the year will be the cost of coal, which in recent weeks trended down fairly rapidly but remains unpredictable. In essence, the Company believes it can achieve positive margins on all of its products, even at lower than planned selling prices over the intermediate term, if the cost of coal moderates in some proportion to this.

Finances

Further moderating the outlook for the second half of the Fiscal Year is the Company’s cash position, which was reduced during the quarter by lower operating results as well as its continued self funding of the methanol plant expansion. In response to this, the Company said it has entered into discussions with various banks with the purpose of strengthening credit lines and/or considering possible bank financing to accelerate completion of the methanol plant. This reflects a continued expectation that completion of the plant will have a substantial positive impact on the Company’s sales and profits, particularly in 2010 and succeeding years. With the plant more than 70% completed, the Company said that start up is still likely by calendar year end, but it remains cautious about the extent of the contribution this will make to its 2009 results. Further, while optimistic about a positive outcome from bank discussions it is holding, timing of bringing the methanol plant to optimal production may be adjusted somewhat to be in line with the results of these discussions.

Longer Term Optimism

Mr. Chen commented, “What we remain focused on are the tremendous gains we continue to strongly believe will develop in time from expanded DME production. This will especially be the case as DME increasingly becomes a substitute for diesel fuel in addition to the smaller Liquefied Petroleum Gas (LPG) replacement market. The demand for methanol may expand, especially if the replacement of gasoline by methanol is legalized as a national standard early next year as many anticipate. Lastly, we have little doubt that there will be a continuing government emphasis on boosting agricultural production in the PRC and thereby the need for an increasing utilization of fertilizers.”

Conference Call Invitation

The Company will host a conference call to discuss its second quarter results for the period ended September 30, 2008 on Wednesday, November 19, 2008 at 8:00 am EST.

Interested participants should call 1-800-762-8779 when calling within the United States or 1-480-248-5081 when calling internationally. Please ask for the New Oriental Energy & Chemical Earnings Conference Call, Pass Code 3943634. There will be a playback available until 11/26/2008. To listen to the playback, please call 1-800-406-7325 when calling within the United States or 1-303-590-3030 when calling internationally. Use the Pass Code 3943634 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00005A0E or at ViaVid's website at www.viavid.net. The webcast can be accessed through 11/19, 2009.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., listed on the NASDAQ Global Market (NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, PRC. The Company's core products are Urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated mainly from its focus on expanding production of coal-based alternative fuels, in particular, methanol and dimethyl ether (DME), which is a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-Tables Attached-

Contact:

Contact:

Mr. Ben Wang
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 10-6709-2670

Investors:

Mark Miller
East West Network Group
mmeastwest@hotmail.com
Ph: (770) 436-7429

Press:

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (212) 425-6951

NEW ORIENTAL ENERGY & CHEMICAL CORP.
(FORMERLY SPORTS SOURCE, INC.) AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	March 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,860,931	$7,487,808
Restricted cash	6,717,217	5,438,809
Notes receivable, net of reserve of $146,664 and $135,563 at September 30, 2008 and March 31, 2008, respectively	593,990	647,908
Inventories, net	2,567,692	2,171,040
Prepayments for goods	530,835	1,196,831
Due from employees	17,958	13,213
Other assets	73,218	134,993
Due from related parties	172,799	-
Total current assets	12,534,640	17,090,602

Long-term investment	470,791	-
Plant and equipment, net	19,961,732	20,102,938
Land use rights, net	1,659,591	1,629,633
Construction in progress	21,313,759	9,740,638
Deposits	2,050,323	1,978,389
Deferred taxes	201,200	179,541
Other long-term assets	12,471	32,574
Total long-term assets	45,669,867	33,663,713

TOTAL ASSETS	$58,204,507	$50,754,315

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$6,009,712	$1,656,883
Other payables and accrued liabilities	569,145	545,090
Short-term debt	17,749,293	17,954,837
Customer deposits	3,928,665	4,220,527
Payable to contractors	964,146	506,364
Due to related parties	8,587,539	5,708,995
Taxes payable	845,899	1,424,992
Total current liabilities	38,654,399	32,017,688

LONG-TERM LIABILITIES
Long-term notes payable	532,391	517,168
Deferred taxes	772,102	773,449
Due to employees	160,684	156,517
Total long-term liabilities	1,465,177	1,447,134

TOTAL LIABILITIES	$40,119,576	$33,464,822

SHAREHOLDERS' EQUITY
Common stock, par value $0.001 per share; 30,000,000 shares authorized, 12,640,000 shares issued and outstanding as of September 30, 2008 and March 31, 2008, respectively	12,640	12,640
Additional paid-in capital	4,573,205	4,573,205
Retained earnings (restricted portion was $950,327 as of September 30, 2008 and March 31, 2008, respectively)	10,872,622	10,626,499
Accumulated other comprehensive income	2,626,464	2,077,149
TOTAL SHAREHOLDERS' EQUITY	18,084,931	17,289,493

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$58,204,507	$50,754,315

Three Months Ended September 30, 2008 as compared to
Three Months Ended September 30, 2007

	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Growth in Amount	Increase (Decrease) in
Item	US $	(%)	US $	(%)	US $	Percentage (%)
Revenues	14,260,705	100.00%	18,215,622	100.00%	(3,954,917)	(21.71%)
Cost of Goods Sold	(15,212,114)	(106.67%)	(16,376,557)	(89.90%)	1,164,443	(7.11%)
Gross Profit	(951,409)	(6.67%)	1,839,065	10.10%	(2,790,474)	(151.73%)
General & administrative	510,894	3.58%	541,512	2.97%	(30,618)	(5.65%)
Selling and distribution	291,657	2.05%	208,584	1.15%	83,073	39.83%
Research and development	89,982	0.63%	-	0.00%	89,982	100.00%
Income from operations	(1,843,942)	(12.93%)	1,088,969	5.98%	(2,932,911)	(269.33%)
Interest expense, net	(232,826)	(1.63%)	(161,789)	(0.89%)	(71,037)	43.91%
Governments grants	1,008,964	7.08%	79,332	0.44%	929,632	1171.82%
Other (expenses) income, net	(1,209)	(0.01%)	(2,644)	(0.01%)	1,435	(54.27%)
Income before tax	(1,069,013)	(7.50%)	1,003,868	5.51%	(2,072,881)	(206.49%)
Income taxes	478,567	3.36%	(160,976)	(0.88%)	639,543	(397.29%)
Income from continuing operation	(590,446)	(4.14%)	842,892	4.63%	(1,433,338)	(170.05%)
Income from discontinued operation	-	0.00%	1,761	0.01%	(1,761)	(100.00%)
Gain from disposition of discontinued operation	-	0.00%	19,359	0.11%	(19,359)	(100.00%)
Net income (loss)	(590,446)	(4.14%)	864,012	4.74%	(1,454,458)	(168.34%)
Foreign currency translation gain	117,832	0.83%	145,816	0.80%	(27,984)	(19.19%)
Other comprehensive income, net	117,832	0.83%	81,213	0.45%	36,619	45.09%
Comprehensive income	(472,614)	(3.31%)	945,225	5.19%	(1,417,839)	(150.00%)
Weighted average shares outstanding basic and diluted	12,640,000	-	12,640,000	-	-	-
Net income per share, basic and diluted	(0.05)	-	0.07	-	(0.12)	-

Six Months Ended September 30, 2008 as compared to
Six Months Ended September 30, 2007

	Six Months Ended September 30, 2008		Six Months Ended September 30, 2007		Comparisons
	Amount	Percentage of Revenues	Amount	Percentage of Revenues	Growth in Amount	Increase (Decrease) in
Item	US $	(%)	US $	(%)	US $	Percentage (%)
Revenues	30,107,977	100.00%	32,902,228	100.00%	(2,794,251)	(8.49%)
Cost of Goods Sold	(28,332,521)	(94.10%)	(28,450,295)	(86.47%)	117,774	(0.41%)
Gross Profit	1,775,456	5.90%	4,451,933	13.53%	(2,676,477)	(60.12%)
General & administrative	1,457,664	4.84%	1,020,280	3.10%	437,384	42.87%
Selling and distribution	567,093	1.88%	644,997	1.96%	(77,904)	(12.08%)
Research and development	109,435	0.36%	-	0.00%	109,435	100.00%
Income from operations	(358,736)	(1.19%)	2,786,656	8.47%	(3,145,392)	(112.87%)
Interest expense, net	(417,440)	(1.39%)	(261,049)	(0.79%)	(156,391)	59.91%
Governments grants	997,297	3.31%	78,714	0.24%	918,583	1166.99%
Other (expenses) income, net	(33,457)	(0.11%)	7,905	0.02%	(41,362)	(523.24%)
Income before tax	187,664	0.62%	2,612,226	7.94%	(2,424,562)	(92.82%)
Income taxes	58,459	0.19%	(747,548)	(2.27%)	806,007	(107.82%)
Income from continuing operation	246,123	0.82%	1,864,678	5.67%	(1,618,555)	(86.80%)
Income from discontinued operation	-	0.00%	1,761	0.01%	(1,761)	(100.00%)
Gain from disposition of discontinued operation	-	0.00%	246,123	0.75%	(246,123)	(100.00%)
Net income (loss)	246,123	0.82%	1,886,370	5.73%	(1,640,247)	(86.95%)
Foreign currency translation gain	549,315	1.82%	537,348	1.63%	11,967	2.23%
Other comprehensive income, net	549,315	1.82%	360,023	1.09%	189,292	52.58%
Comprehensive income	795,438	2.64%	2,246,393	6.83%	(1,450,955)	(64.59%)
Weighted average shares outstanding basic and diluted	12,640,000	-	12,640,000	-	-	-
Net income per share, basic and diluted	0.02	-	0.15	-	-0.13	-